As filed with the Securities and Exchange Commission on October 7, 2024

Registration No. 333-274215

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT (REGISTRATION NO. 333-274215)

UNDER THE SECURITIES ACT OF 1933

VECTOR GROUP LTD.

(Exact name of registrant as specified in its charter)

Delaware	65-0949535
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4400 Biscayne Boulevard, 10th Floor

Miami, Florida 33137

(Address of principal executive offices, including zip code)

Vector Group Ltd. 2023 Management Incentive Plan

(Full title of each plan)

Christopher Hill

c/o JTI (US) Holding Inc.

501 Brickell Key Dr., Suite 402

Miami, Florida 33131

(Name and address of agent for service)

+1 (201) 871-1210

(Telephone number, including area code, of agent for service)

With copies to:

Sebastian L. Fain, Esq.

Paul K. Humphreys, Esq.

Freshfields Bruckhaus Deringer US LLP

3 World Trade Center

175 Greenwich Street

New York, NY 10007

+1 (212) 277-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following registration statement on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) by Vector Group Ltd., a Delaware corporation (the “Registrant”):

•	registration statement on Form S-8 (Registration No. 333-274215) (the “Registration Statement”) filed with the SEC on August 25, 2023, pertaining to the registration of 4,027,462 shares of the common stock of the Registrant, $0.10 par value per share (the “Common Stock”), reserved for issuance under the Vector Group Ltd. 2023 Management Incentive Plan (the “2023 Plan”).

On October 7, 2024, pursuant to the terms of an Agreement and Plan of Merger, dated as of August 21, 2024 (the “Merger Agreement”), by and among the Registrant, JTI (US) Holding Inc., a Delaware corporation (“Parent”), and Vapor Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unissued at the termination of the offerings, the Registrant hereby removes from registration all securities registered but unsold under such Registration Statement, if any, as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Delaware on October 7, 2024.

VECTOR GROUP LTD.

Date: October 7, 2024	By:	/s/ Idil Yasa
		Name:	Idil Yasa
		Title:	President

Date: October 7, 2024	By:	/s/ Huub Ooms
		Name:	Huub Ooms
		Title:	Secretary and Treasurer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8, in reliance upon Rule 478 under the Securities Act of 1933, as amended.